EXHIBIT 10.18.2

SECOND AMENDMENT TO THE
MONSANTO COMPANY LONG-TERM INCENTIVE PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF APRIL 24, 2003

          The Monsanto Company Long-Term Incentive Plan as amended and restated as of April 24, 2003 and as amended effective January 29, 2004 (as so amended, the “Plan”), is hereby further amended as set forth below:

          1. Section 2.20 of the Plan is hereby amended to read in its entirety as follows: `

“Fair Market Value” means, with respect to any given date, the closing per-share sales price for the Shares on the New York Stock Exchange on that date, or if the Shares were not traded on the New York Stock Exchange on that date, then on the next preceding date on which the Shares were traded, all as reported by such source as the Committee may select.

          2. This Second Amendment shall be effective with respect to all Awards granted on or after October 23, 2006.

          3. The Plan is otherwise ratified and confirmed without amendment.